
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the Balance
Sheet and Statement of Income and is qualified in its entirety by reference to such financial statements
</LEGEND>
<CIK> 0000832095
<NAME> KRUPP INSURED MORTGAGE LIMITED PARTNERSHIP

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1996
<PERIOD-END>                               DEC-31-1996
<CASH>                                       6,057,077
<SECURITIES>                               182,301,228<F1>
<RECEIVABLES>                                1,292,834
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             6,104,838<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             195,755,977
<CURRENT-LIABILITIES>                           18,973
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   195,310,235<F3>
<OTHER-SE>                                     426,769<F4>
<TOTAL-LIABILITY-AND-EQUITY>               195,755,977
<SALES>                                              0
<TOTAL-REVENUES>                            16,039,711<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             4,667,346<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                             11,372,365
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                         11,372,365
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                11,372,365
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $164,942,921 and
Mortgage-Backed Securities ("MBS") of $17,358,307
<F2>Includes prepaid acquisition fees and expenses of $12,669,881 net of accumulated amortization of $8,125,626 and prepaid participation servicing fees of $4,189,611 net of accumulated amortization of $2,629,028
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($254,541) and Limited Partners equity of $195,564,776
<F4>Unrealized gain on MBS
<F5>Represents interest income on investments in mortgages and cash
<F6>Includes $3,013,133 of amortization of prepaid fees and expenses
<F7>Net income allocated $341,171 to the General Partners and $11,031,194 to the
Limited Partners. Average net income per Limited Partner interest is $.74 on 14,956,896 Limited Partner interests outstanding.

